Exhibit 99.2

The following provides updated information regarding American Realty Capital Properties, Inc.’s (the “Company”) property portfolio at December 31, 2013:

As of December 31, 2013, after giving effect to the merger with American Realty Capital Trust IV, Inc. (“ARCT IV”), which was consummated on January 3, 2014, and the acquisition of the remaining portion of a portfolio of 120 properties acquired by us from affiliates of funds managed by the Fortress Investment Group LLC, 41 of which we acquired on October 1, 2013 and 79 of which we acquired on January 8, 2014 (the “Fortress Portfolio”), we owned 2,639 properties (excluding one vacant property classified as held for sale) consisting of 49.5 million square feet, which properties are approximately 99% leased with a weighted average remaining lease term of 9.3 years.

As of December 31, 2013, Cole Real Estate Investments, Inc. (“Cole”) owned 1,043 properties, comprising 45.7 million square feet of single and multi-tenant retail and commercial space, which are leased to national and regional credit worthy tenants under long-term triple net leases and double net leases, located in 48 states, which include properties owned through consolidated joint ventures. As of December 31, 2013, the rentable space at these properties was approximately 99% leased. As of December 31, 2013, Cole also owned 21 commercial mortgage-backed securities, which we refer to as CMBS, two notes receivable and, through unconsolidated joint ventures, had interests in 12 properties comprising 2.3 million rentable square feet of commercial and retail space.

The portfolio of properties owned by certain special purpose entities of Inland American Real Estate Trust, Inc. (“Inland”) includes 33 properties (the “Inland Portfolio”), five of which we purchased on September 24, 2013 for cash consideration and expenses equal to $50.0 million, which we paid using cash on hand. As of December 31, 2013, the remaining properties to be acquired in the Inland Portfolio are leased to 24 distinct tenants under leases that are generally triple net and the remaining weighted average term of the Inland Portfolio leases is 4.5 years. The annualized rental income on a10.5 cash basis for the Inland Portfolio was $46.4 million for the year ended December 31, 2013.

Subsequent to December 31, 2013, we acquired ARCT IV and completed the acquisition of the remaining properties of the Fortress Portfolio. In addition, we are party to agreements to acquire Cole, which we expect to close promptly following the consummation of this offering, and the remaining Inland Portfolio, which we expect to close in the first half of 2014. The combined company, on a pro forma basis as of December 31, 2013 (including the acquisitions of Cole, ARCT IV and the Fortress Portfolio, and assuming the close of the proposed merger with Cole and the acquisition of the balance of the Inland Portfolio), would own 3,710 properties, net leased to approximately 1,100 primarily investment grade rated and other credit tenants, consisting of 101.5 million square feet, which are approximately 99% leased, in 49 states, the District of Columbia and Puerto Rico. The portfolio will operate in 67 distinct industries and will have an average remaining lease duration of 10.5 years, with approximately 49% of rental revenues derived from investment grade tenants and tenants affiliated with investment grade entities as determined by a major credit agency. No tenant comprises more than 3.5% of our total annualized rental income on a straight-line basis on a pro forma basis as of December 31, 2013.

PROPERTY AND PORTFOLIO INFORMATION

The following is an overview of our property portfolio on a pro forma basis as of December 31, 2013:

Top 10 Concentrations

Tenant Concentration

Tenant	Number of Leases	Square Feet	Square Feet as a % of Total Portfolio	Average Remaining Lease Term	Average Annual Rent (in 000’s)	Average Annual Rent as a % of Total Portfolio(1)	Investment Rating
Walgreens	116	1,695,145	1.67%	16.25	$43,100	3.50%	BBB
AT&T	14	2,689,928	2.65%	6.54	39,288	3.19%	A-
CVS	106	1,496,060	1.47%	18.48	36,215	2.95%	BBB+
Dollar General	367	3,376,639	3.33%	12.79	30,557	2.49%	BBB-
FedEx	48	2,449,894	2.41%	10.01	26,320	2.14%	BBB
PetSmart	42	1,331,157	1.31%	7.74	24,264	1.97%	BB+
Albertson’s	34	1,969,000	1.95%	16.29	24,074	1.96%	B
Citizens Bank	191	975,855	0.96%	6.97	23,547	1.92%	A-
BJ’s Wholesale Club	15	2,463,516	2.43%	16.31	21,653	1.76%	B-
Family Dollar	227	1,936,464	1.91%	11.47	20,964	1.70%	BBB-
Total	1,160	20,383,658	20.09%	12.48	$289,982	23.58%

Tenant Industry Concentration

Tenant	Number of Leases	Square Feet	Square Feet as a % of Total Portfolio	Average Annual Rent (in 000’s)	Average Annual Rent as a % of Total Portfolio(1)
Quick Service Restaurant	1,036	2,870,296	2.83%	$91,950	7.48%
Pharmacy	248	3,513,095	3.46%	86,058	7.00%
Casual Dining	457	2,770,551	2.73%	75,766	6.16%
Supermarket	88	5,788,157	5.70%	65,389	5.31%
Discount Retail	595	5,321,103	5.24%	51,660	4.20%
Consumer Products	32	12,100,137	11.93%	50,284	4.09%
Healthcare	120	2,607,559	2.57%	50,281	4.09%
Family Dining	364	2,070,533	2.04%	50,149	4.08%
Specialty Retail	207	3,811,345	3.76%	47,911	3.90%
Retail Banking	298	2,034,841	2.01%	45,638	3.71%
Total	3,445	42,887,617	42.27%	$615,086	50.02%

Geographic Concentration

State/Possession	Number of Properties	Square Feet	Square Feet as a % of Total Portfolio	Average Annual Rent (in 000’s)	Average Annual Rent as a % of Total Portfolio(1)
Texas	501	10,919,617	10.76%	$151,343	12.31%
Illinois	161	5,968,344	5.88%	77,162	6.27%
California	78	6,098,940	6.01%	74,509	6.06%
Florida	234	5,511,166	5.43%	72,392	5.89%
Georgia	181	5,669,822	5.59%	70,443	5.73%
Arizona	73	3,214,727	3.17%	54,609	4.44%
Pennsylvania	140	5,446,815	5.37%	49,201	4.00%
Ohio	225	5,611,566	5.53%	45,749	3.72%
Michigan	166	3,223,511	3.18%	42,963	3.49%
Indiana	115	5,620,538	5.54%	39,042	3.17%
Total	1,874	57,285,046	56.46%	$677,413	55.08%

Property Building Type Diversification

Building Type	Number of Properties	Square Feet	Square Feet as a % of Total Portfolio	Average Annual Rent (in 000’s)	Average Annual Rent as a % of Total Portfolio(1)
Retail	3,358	34,546,007	34.05%	$592,227	48.16%
Office	146	16,843,455	16.60%	291,247	23.68%
Distribution	90	28,152,569	27.75%	139,381	11.34%
Parking Lot	1	8,400	0.01%	1	0.00%
Billboard	5	0	0.00%	46	0.00%
Vacant	5	359,074	0.35%	—	0.00%
Industrial	22	9,449,165	9.31%	44,281	3.60%
Multi-Tenant Retail	83	12,104,288	11.93%	162,580	13.22%
Total	3,710	101,462,958	100.00%	$1,229,763	100.00%

Lease Expirations by Year

Year of Expiration	Number of Leases Expiring	Average Annual Rent (in 000’s)	% of Portfolio Average Annual Rent Expiring(1)	Leased Rentable Square Feet	% of Portfolio Rentable Square Feet Expiring
2014	177	$19,442	1.58%	1,660,887	1.64%
2015	238	33,893	2.76%	3,209,252	3.16%
2016	268	49,883	4.06%	4,437,963	4.37%
2017	374	86,670	7.05%	7,300,831	7.20%
2018	386	60,760	4.94%	4,291,647	4.23%
2019	246	58,112	4.73%	3,738,363	3.68%
2020	189	43,476	3.54%	2,829,754	2.79%
2021	202	87,775	7.14%	11,614,463	11.45%
2022	285	83,137	6.75%	10,455,037	10.30%
2023	238	88,801	7.22%	7,116,588	7.02%
2024	169	110,585	8.98%	8,811,699	8.68%
2025	269	53,082	4.32%	3,548,571	3.50%
2026	268	72,581	5.90%	6,462,952	6.37%
2027	538	89,756	7.30%	5,424,870	5.35%
2028	224	61,605	5.01%	3,890,138	3.83%
Total	4,071	$999,558	81.28%	84,793,015	83.57%

(1)	Annualized rental income as of December 31, 2013 for each portfolio and combined on a straight-line basis. 50 ARCP properties have leases that are accounted for as direct financing leases. Amounts reflected is the average cash rent per the term of the leases. Annual rental income is based on the acquisition date of the respective company and amounts will be recalculated upon the merger date based on the remaining lease terms as of that date.